                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.     )*
                                          -----

                              Shopko Stores, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   824911101
                               -----------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 824911101                 13G                       Page 1 of 3 Pages
----------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Boston Partners Asset Management, L.P.
                          04-327-0358
----------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
                          Not applicable                                     (b) [_]
----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY


----------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
----------------------------------------------------------------------------------------------------------
                                 5  SOLE VOTING POWER

       NUMBER OF                    -0- shares
                        ----------------------------------------------------------------------------------
         SHARES                  6  SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,608,594 shares
                        ----------------------------------------------------------------------------------
          EACH                   7  SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                     -0- shares
                        ----------------------------------------------------------------------------------
          WITH                   8  SHARED DISPOSITIVE POWER

                                    2,608,594 shares
----------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          2,608,594 shares
----------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                          SHARES*

                          Not applicable
----------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          10.14%
----------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON *

                          IA
----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 824911101                                 13G                                  Page 2 of 3 Pages
----------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Boston Partners, Inc.
                          04-326-9861
----------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
                          Not applicable                                     (b) [_]
----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY


----------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
----------------------------------------------------------------------------------------------------------
                                 5  SOLE VOTING POWER

       NUMBER OF                    -0- shares
                        ----------------------------------------------------------------------------------
         SHARES                  6  SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,608,594 shares
                        ----------------------------------------------------------------------------------
          EACH                   7  SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                     -0- shares
                        ----------------------------------------------------------------------------------
          WITH                   8  SHARED DISPOSITIVE POWER

                                    2,608,594 shares
----------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          2,608,594 shares
----------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                          SHARES*

                          Not applicable
----------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          10.14%
----------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON *

                          CO
----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 824911101                                 13G                                  Page 3 of 3 Pages
----------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Desmond John Heathwood
                          ###-##-####
----------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
                          Not applicable                                     (b) [_]
----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY


----------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION

                          United States
----------------------------------------------------------------------------------------------------------
                                 5  SOLE VOTING POWER

       NUMBER OF                    -0- shares
                        ----------------------------------------------------------------------------------
         SHARES                  6  SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,608,594 shares
                        ----------------------------------------------------------------------------------
          EACH                   7  SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                     -0- shares
                        ----------------------------------------------------------------------------------
          WITH                   8  SHARED DISPOSITIVE POWER

                                    2,608,594 shares
----------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          2,608,594 shares
----------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                          SHARES*

                          Not applicable
----------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          10.14%
----------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON *

                          IN
----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:  Shopko Stores, Inc. (the "Issuer").
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            700 Pilgrim Way, Green Bay, Wisconsin  54304

Item 2(a).  Names of Persons Filing:  Boston Partners Asset Management, L.P.
            -----------------------
            ("BPAM"), Boston Partners, Inc. ("Boston Partners"), and Desmond John Heathwood. BPAM, Boston Partners, and Mr. Heathwood are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence:  The
            -----------------------------------------------------------
            address of the principal business office of BPAM, Boston Partners, and Mr. Heathwood is One Financial Center, 43rd Floor, Boston, MA 02111.

Item 2(c).  Citizenship:  BPAM is a Delaware limited partnership.  Boston
            -----------
            Partners is a Delaware corporation. Mr. Heathwood is a United States citizen.

Item 2(d).  Title of Class of Securities:  Common Stock, $.01 par value ("Common
            ----------------------------
            Stock").

Item 2(e).  CUSIP Number:  824911101
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            -------------------------------------

                  (a)   [ ] Broker or Dealer registered under Section 15 of the
                            Securities Exchange Act of 1934 (the "Act").

                  (b)   [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c)   [ ] Insurance Company as defined in Section 3(a)(19)
                            of the Act.

                  (d)   [ ] Investment Company registered under Section 8 of the
                            Investment Company Act of 1940.

                  (e)   [X] Investment Adviser registered under Section 203 of
                            the Investment Advisers Act of 1940.

                  (f)   [ ] Employee Benefit Plan, Pension Fund which is subject
                            to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                            Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)   [ ] Parent Holding Company, in accordance with Rule
                            13d-1(b)(ii)(G) of the Act.

                  (h)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                            of the Act.

Item 4.  Ownership.
         ---------

     (a) Amount Beneficially Owned: Each of the Reporting Persons may be deemed to own beneficially 2,608,594 shares of Common Stock at December 31, 1997. BPAM owns of record 2,608,594 shares of Common Stock. As sole general partner of BPAM, Boston Partners may be deemed to own beneficially all of the shares of Common Stock that BPAM may be deemed to own beneficially. As principal stockholder of Boston Partners, Mr. Heathwood may be deemed to own beneficially all of the Common Stock that Boston Partners may be deemed to own beneficially. Therefore, each of the Reporting Persons may be deemed to own beneficially 2,608,594 shares of Common Stock of the Issuer.

     (b) Percent of Class: 10.14% for all Reporting Persons. The foregoing percentage is calculated based on the 25,722,024 shares of Common Stock outstanding on October 3, 1997 as reported on the Form 10Q for the quarterly period (12weeks) ended September 6, 1997.

     (c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote: 0 shares for all Reporting Persons.

         (ii) shared power to vote or to direct the vote: 2,608,594 shares for all Reporting Persons.

         (iii) sole power to dispose or to direct the disposition of: 0 shares for all Reporting Persons.

         (iv)   shared power to dispose or to direct the disposition of:
                2,608,594 shares for all Reporting Persons.

         Pursuant to Rule 13d-4, each of Boston Partners and Mr. Heathwood expressly disclaims beneficial ownership of any shares of Common Stock of the Issuer.

Item 5.  Ownership of Five Percent or Less of a Class.
           --------------------------------------------

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         BPAM holds all of the above 2,608,594 shares under management for its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares. None of these clients holds more than five percent of the Common Stock of the Issuer.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company.
         --------------------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Not applicable. BPAM, Boston Partners and Mr. Heathwood expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not applicable.

Item 10. Certification.
         -------------

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.

Dated:  January 6, 1998


BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By:  Boston Partners, Inc.,
     its general partner


     By: /s/ Desmond John Heathwood
         __________________________
         Desmond John Heathwood
         President



BOSTON PARTNERS, INC.

     By: /s/ Desmond John Heathwood
         __________________________
         Desmond John Heathwood
         President


/s/ Desmond John Heathwood
__________________________
Desmond John Heathwood